Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS

FIRST-QUARTER 2011 RESULTS

BENTON HARBOR, Mich., April 27, 2011 — Whirlpool Corporation (NYSE: WHR) announced today first-quarter net earnings of $169 million, or $2.17 per diluted share, compared to $164 million, or $2.13 per diluted share reported during the same period last year. First-quarter adjusted diluted earnings per share1 totaled $2.11 compared to $2.51 in the prior year. Sales of $4.4 billion increased 3 percent from the $4.3 billion reported in the first quarter of 2010.

First-quarter operating profit totaled $228 million compared with $241 million in the prior year. On an adjusted basis, first quarter 2011 operating profit2 totaled $221 million compared to $287 million in 2010. Results were favorably impacted by cost reduction and productivity initiatives, increased monetization of certain tax credits, and higher unit volume. These favorable factors were offset by lower product price/mix and higher material and oil-related costs.

“Our first quarter results reflect our ongoing cost reduction efforts and continued innovation investments, which helped to mitigate significant material cost inflation,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We recently announced a 16% dividend increase, reflective of the success of our brand value creation strategy and our strong financial position. We remain committed to attracting and retaining consumers to our brands, providing excellent service and value to our trade customers and consumers while driving lower costs and higher quality across our global operations.”

During the three months ended March 31, 2011, the company reported cash flow used in operating activities of $(224) million. During the first quarter, Whirlpool Corporation reported free cash flow3 of $(336) million compared to approximately $(74) million in the prior year.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

First-quarter sales of $2.3 billion increased slightly from the prior year. North America unit shipments increased approximately 4 percent. U.S. industry unit shipments of major appliances (T7)4 decreased approximately 1 percent during the first quarter.

The North America region reported operating profit of $59 million compared to $94 million in the previous year. First-quarter 2011 adjusted operating profit2 totaled $52 million compared to $140 million in 2010. Results were favorably impacted by cost reduction and productivity initiatives and foreign exchange fluctuations. These factors were offset by lower product price/mix and higher material costs.

Based on the current economic outlook, the company continues to expect full-year 2011 U.S. industry unit shipments to increase between 2 percent and 3 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter sales of $743 million, a 1 percent increase from the prior year. Industry unit demand during the quarter was estimated to be equal to the prior year.

The region reported an operating profit of $25 million during the first quarter compared to an operating profit of $27 million in the previous year. Results were unfavorably impacted by lower product price/mix and higher material costs, partially offset by cost reduction and productivity initiatives.

The company continues to expect full-year 2011 industry growth in the 2 to 4 percent range.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $1.2 billion, an increase of 8 percent from the prior year. Excluding currency translation, sales increased approximately 2 percent.

Operating profit totaled $174 million in the first quarter compared with $167 million in the prior year. The improvement in profitability is primarily related to increased monetization of certain tax credits and cost reduction and productivity initiatives. These factors were partially offset by higher material costs.

The company continues to anticipate full-year 2011 appliance industry shipments will increase approximately 5 to 10 percent.

Whirlpool Asia

Whirlpool Asia reported first-quarter sales of $208 million, increasing 8 percent from the prior year. Excluding the impact of currency, sales increased approximately 6 percent.

Operating profit totaled $11 million during the first quarter of 2011 and was approximately equal to the prior year level. Favorable volume and product price/mix were offset by higher material costs during the quarter.

The company continues to anticipate full-year 2011 industry unit shipments in Asia to increase approximately 6 to 8 percent.

Outlook

For the full-year 2011, Whirlpool Corporation continues to expect to produce diluted earnings per share of $12.00 to $13.00. For the full-year, the company expects to generate free cash flow between $400 million and $500 million. This outlook includes approximately $300 million to $350 million of U.S. energy tax credits and U.S. cash pension contributions of approximately $300 million.

“Despite a substantial increase in material and oil-related cost inflation, we are maintaining our full year earnings and cash flow outlook,” said Fettig. “We have implemented cost-based price increases in many regions around the world, continue to introduce a strong cadence of innovative new products and remain focused on accelerating our cost reduction and productivity improvements to manage higher material cost inflation.”

(1)	A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to reported diluted earnings per share and other important information, appears on pages 12-13.
(2)	A reconciliation of adjusted operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on page 12-13.
(3)	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 14.
(4)	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

FIRST-QUARTER 2011 PRODUCT LAUNCHES

•	Whirlpool North America Region launched:

•

The Whirlpool brand induction cooktop which utilizes electromagnetic energy to generate instant heat to only the cookware touching its surface. The resource efficient Whirlpool induction cooktop is the company’s most energy efficient and easiest to clean cooktop.

•	The Maytag brand Maxima high-capacity front-load laundry pair featuring an LCD screen and the PowerWash cycle to power out tough stains.

•

The KitchenAid brand four-door French Door bottom mount refrigerator featuring a 30 percent ENERGY STAR® qualification and a FreshVue external refrigerated drawer. The drawer is the largest of its kind and offers adjustable temperature settings that are ideal for produce and deli items.

•	Whirlpool Europe, Middle East and Africa Region launched:

•	The Whirlpool brand refrigerator featuring unique 6TH SENSE fresh control technology and the Activ0° system to preserve food up to four times longer with special care for meat and fish.

•

A Bauknecht brand built-in dishwasher in the Kosmos design with an integrated handle. The dishwasher features Green Intelligence sensor technology to automatically adapt the length of the cycle to the degree of soiling, thus avoiding unnecessary energy consumption.

•	Whirlpool Latin America Region launched:

•

The new Brastemp Ative! refrigerator featuring a “Smart Ice” option that signals the consumer when ice is ready or the bin is empty; a removeable “Smart Bar” compartment that quickly chills beverages and then alerts consumers; and the “Smart Door” that allows users to get their drinks and bottles without opening the refrigerator´s main door.

•	The Brastemp Ative! two-in-one vacuum cleaner featuring both a swivel base and a folding handle. With one click, the unit can turn into a handheld vacuum cleaner.

•	The Brastemp Vantage laundry pair featuring touch screen controls, sleek lines, eco-sensors, automotive styling, LCD screens and USB ports.

•	A line of Brastemp brand retro refrigerators and ranges featuring the distinctive visual appeal of the 1950s with modern functionality and sensibilities.

•	Whirlpool Asia Region launched:

•

A number of new Whirlpool brand split air conditioners in India under the Protton, Aviator, Chrome and Elegance product models. Offering powerful cooling and an antivirus filter, the units are the first to feature an ambient mood lighting setting.

•	A Whirlpool brand three-door refrigerator in China featuring a red glass door and a Class 1 energy label.

•	A Whirlpool brand Ceres washing machine in China featuring deep cleaning performance and LED lighting in the washer tub for nighttime use.

FIRST QUARTER 2011 AWARDS AND ACCOMPLISHMENTS

•	Whirlpool Corporation was named one of Fortune magazine’s World’s Most Admired Companies, ranking No. 1 in the Home Equipment, Furnishings industry sector.

•	Whirlpool Corporation ranked No. 85 on Corporate Responsibility magazine’s 12th annual 100 Best Corporate Citizens list. This marks the ninth time the company has been named to the list.

•

Whirlpool Corporation was named to Fast Company magazine’s 10 Most Innovative Consumer Products Companies list, ranking sixth on list. This is the second consecutive year Whirlpool has been named to the list.

•	Whirlpool Corporation ranked No. 49 on the 2011 DiversityInc Top 50 Companies for Diversity list.

•

Whirlpool Corporation was awarded a 2011 ENERGY STAR® Sustained Excellence award – the highest ENERGY STAR award – by the U.S. Environmental Protection Agency (EPA). This is the company’s 12th top ENERGY STAR award and sixth consecutive Sustained Excellence win.

•	Whirlpool Corporation ranked No. 76 on the list of the Diversity Employers magazine Top 100 Employers for the Class of 2011.

•	Whirlpool Corporation was recognized as a member of the FTSE4Good responsible investment index, with an overall rating of 72.

•	The Whirlpool brand ranked as India’s 64th Most Trusted Brand by the Brand Trust Report, India Study 2011. The report was based on a study of 16,000 brands across various industries in India.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) product liability and product recall costs; (5) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (6) the effects and costs of governmental investigations or related actions by third parties; (7) the ability of Whirlpool to manage foreign currency fluctuations; (8) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) inventory and other asset risk; (11) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

Three months ended March 31

(Millions of dollars, except per share data)

	2011	2010
Net sales	$4,401	$4,272

Expenses
Cost of products sold	3,778	3,633

Gross margin	623	639

Selling, general and administrative	380	371

Intangible amortization	7	7
Restructuring costs	8	20

Operating profit	228	241

Other income (expense)
Interest and sundry income (expense)	(19)	(12)
Interest expense	(54)	(58)

Earnings before income taxes and other items	155	171

Income tax benefit	(24)	(3)

Earnings before equity earnings	179	174

Equity in loss of affiliated companies	(1)	—

Net earnings	178	174

Less: Net earnings available to noncontrolling interests	(9)	(10)

Net earnings available to Whirlpool	$169	$164

Per share of common stock

Basic net earnings available to Whirlpool	$2.21	$2.17

Diluted net earnings available to Whirlpool	$2.17	$2.13

Dividends	$0.43	$0.43

Weighted-average shares outstanding (in millions)
Basic	76.7	75.4
Diluted	77.9	76.8

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited)
	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and equivalents	$1,026	$1,368
Accounts receivable, net of allowance of $70 and $66 in 2011 and 2010	2,347	2,278
Inventories	2,938	2,792
Deferred income taxes	219	204
Prepaid and other current assets	671	673

Total current assets	7,201	7,315

Property, net of accumulated depreciation of $6,882 and $6,660 in 2011 and 2010	3,174	3,134
Goodwill	1,732	1,731
Other intangibles, net of accumulated amortization of $154 and $146 in 2011 and 2010	1,786	1,789
Deferred income taxes	1,393	1,305
Other noncurrent assets	323	310

Total assets	$15,609	$15,584

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,572	$3,660
Accrued expenses	652	671
Accrued advertising and promotions	265	426
Employee compensation	512	467
Notes payable	2	2
Current maturities of long-term debt	313	312
Other current liabilities	621	611

Total current liabilities	5,937	6,149

Noncurrent liabilities
Long-term debt	2,193	2,195
Pension benefits	1,510	1,519
Postretirement benefits	607	610
Other noncurrent liabilities	790	791

Total noncurrent liabilities	5,100	5,115

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million shares issued and 76 million shares outstanding in 2011 and 2010	106	106
Additional paid-in capital	2,171	2,156
Retained earnings	4,816	4,680
Accumulated other comprehensive loss	(803)	(893)
Treasury stock, 30 million shares in 2011 and 2010	(1,823)	(1,823)

Total Whirlpool stockholders’ equity	4,467	4,226

Noncontrolling interests	105	94

Total stockholders’ equity	4,572	4,320

Total liabilities and stockholders’ equity	$15,609	$15,584

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Three months ended March 31

(Millions of dollars)

	2011	2010
Operating activities
Net earnings	$178	$174

Adjustments to reconcile net earnings to cash (used in) provided by operating activities:
Depreciation and amortization	141	134
Curtailment gain	—	(29)
Changes in assets and liabilities:
Accounts receivable	(21)	24
Inventories	(94)	(271)
Accounts payable	(163)	66
Accrued advertising and promotions	(166)	(164)
Product recall	(11)	73
Taxes deferred and payable, net	(65)	(7)
Accrued pension	(11)	(3)
Employee compensation	41	85
Other	(53)	(11)

Cash (used in) provided by operating activities	(224)	71

Investing activities
Capital expenditures	(115)	(146)
Investment in related businesses	(7)	(5)
Proceeds from sale of assets	3	1

Cash used in investing activities	(119)	(150)

Financing activities
Dividends paid	(33)	(33)
Common stock issued	8	7
Repayments of long-term debt	(3)	(46)
Net repayments of short-term borrowings	(1)	(6)
Purchase of noncontrolling interest shares	—	(12)

Cash used in financing activities	(29)	(90)

Effect of exchange rate changes on cash and equivalents	30	(20)

Decrease in cash and equivalents	(342)	(189)
Cash and equivalents at beginning of period	1,368	1,380

Cash and equivalents at end of period	$1,026	$1,191

SUPPLEMENTAL INFORMATION – CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions of dollars except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended March 31, 2011.

	Three-Months Ended March 31, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share

Reported GAAP measure	$228	$155	$2.17

Supplier-related quality issue accrual (a)	(7)	(7)	(0.06)

Adjusted Non-GAAP measure	$221	$148	$2.11

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended March 31, 2011.

	Three Months Ended March 31, 2011
	Segment Operating Profit	Supplier-Related Quality Issue Accrual (a)	Adjusted Segment Operating Profit

North America	$59	$(7)	$52

Europe, Middle East and Africa	25	—	25

Latin America	174	—	174

Asia	11	—	11

Other/Eliminations	(41)	—	(41)

Total Whirlpool	$228	$(7)	$221

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended March 31, 2010.

	Three-Months Ended March 31, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share

Reported GAAP Measure	$241	$171	$2.13

Supplier-related quality issue accrual (a)	75	75	0.61

OPEB curtailment gain (b)	(29)	(29)	(0.23)

Adjusted Non-GAAP measure	$287	$217	$2.51

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended March 31, 2010.

	Three Months Ended March 31, 2010
	Segment Operating Profit	Supplier-Related Quality Issue Accrual (a)	OPEB Curtailment Gain (b)	Adjusted Segment Operating Profit

North America	$94	$75	$(29)	$140

Europe, Middle East and Africa	27	—	—	27

Latin America	167	—	—	167

Asia	11	—	—	11

Other/Eliminations	(58)	—	—	(58)

Total Whirlpool	$241	$75	$(29)	$287

Free Cash Flow (Actual and 2011 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles actual 2011 and 2010 and projected 2011 free cash flow with actual and projected cash (used in)/provided by operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended March 31, 2011
(millions of dollars)	2011	2010	2011 Outlook

Cash provided by / (used in) operating activities	$(224)	$71	$997 - 1100

Capital expenditures	(115)	(146)	(600) - (650)

Proceeds from sale of assets	3	1	3 - 50

Free Cash Flow	$(336)	$(74)	$400 - 500

Footnotes:

(a)	During the March 2010 quarter, we accrued $75 million related to a recall of 1.8 million dishwashers sold in the United States and Canada between 2006 and 2010. During the March 2011 quarter, we revised the total cost of this recall from $75 million to $68 million as a result of lower than expected costs. These amounts were recorded in cost of products sold. For the March 2010 quarter, the diluted earnings per share impact is calculated based on an income tax impact of approximately $28 million. For the March 2011 quarter, the diluted earnings per share impact is calculated based on an income tax impact of approximately $3 million.

(b)	During the March 2010 quarter we recognized a curtailment gain of $29 million related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $11 million.